Exhibit 99.1

Contact:	Jeff Sherman
Executive Vice President and
Chief Financial Officer
(615) 372-8501

LIFEPOINT HOSPITALS ANNOUNCES $450 MILLION TERM LOAN

AND $350 MILLION REVOLVING CREDIT FACILITY

Brentwood, Tennessee (July 24, 2012) – LifePoint Hospitals, Inc. (NASDAQ: LPNT) today announced that it has entered into a credit agreement with Citibank, N.A. as administrative agent, and Bank of America Merrill Lynch and Barclays as joint lead arrangers and joint book-runners, and other lenders. The credit agreement provides for a $450.0 million term loan and a $350.0 million revolving credit facility, which matures in July 2017. The credit facility includes an accordion feature that, subject to certain conditions and additional commitments from lenders, would allow further expansion, the amount of which is a function of the Company’s leverage ratio.

The term loan amortizes annually over the loan period with principal and interest payments due quarterly, with a final payment of all remaining outstanding principal and accrued interest on the term loan and the revolving credit facility due at maturity.

The new credit facility replaces the Company’s prior credit facility, and the Company used the proceeds of the term loan to fully pay its obligations and expenses under the prior credit facility. The Company is subject to various negative covenants, including compliance with a certain leverage ratio, which negative covenants place limitations on the ability of the Company and its subsidiaries to, among other things, incur debt, create other liens on its assets, make investments, sell assets, pay dividends or distributions to stockholders, undertake transactions with affiliates and enter into merger transactions or consolidate with other companies. The obligations of the Company pursuant to the new credit facility are guaranteed by certain of the Company’s subsidiaries.

LifePoint Hospitals, Inc. is a leading hospital company focused on providing quality healthcare services close to home. Through its subsidiaries, LifePoint operates 56 hospital campuses in 18 states. With a mission of “Making Communities Healthier®,” LifePoint is the sole community hospital provider in the majority of the communities it serves. More information about the Company, which is headquartered in Brentwood, Tennessee, can be found on its website, www.LifePointHospitals.com. All references to “LifePoint,” “LifePoint Hospitals,” or the “Company” used in this release refer to LifePoint Hospitals, Inc. or its affiliates.

-END-